Exhibit 99
UNITED COMMUNITY FINANCIAL CORP.
275 West Federal Street
Youngstown, Ohio 44503-1203
Contact:
Patrick A. Kelly
Chief Financial Officer
(330) 742-0500, Ext. 2592
UNITED COMMUNITY FINANCIAL CORP. REPORTS FOURTH QUARTER INCREASE IN LOAN
LOSS PROVISION
YOUNGSTOWN, Ohio (January 23, 2008) — United Community Financial Corp. (Company) (Nasdaq: UCFC), holding company of The Home Savings and Loan Company (Home Savings) and Butler Wick Corp., announced today that it will take a provision for loan losses in the fourth quarter of 2007 of approximately $13.3 million. The provision for the 2007 fourth quarter represents an increase of $12.0 million compared to the $1.3 million provision for the fourth quarter of 2006. The 2007 provision relates primarily to specific reserves in Home Savings’ construction loan portfolio, but also includes increased general reserves, reflecting management’s assessment of the elevated risks within the non-residential and land development sector, including reduced borrower liquidity and carrying ability, declining real property values, and the weak economy in general.
“Despite not being involved in subprime lending, the turmoil in the mortgage markets, the downturn in home prices and the slowdown in the economy has resulted in a general decline in credit quality within our loan portfolio,” commented Chairman and Chief Executive Officer Douglas M. McKay. “Controlling and resolving credit quality issues is our highest priority and recognizing the impact of these market conditions on our loan portfolio is a difficult, but necessary, step in the right direction.”
United Community expects to report its fourth quarter and calendar year 2007 results on January 30, 2008. At that time the company will report its final loan loss provision for the fourth quarter of 2007, which amount may be greater or less than the amount currently estimated.
Home Savings and Butler Wick are wholly owned subsidiaries of the Company. Home Savings operates 39 full service banking offices and 6 loan production offices located throughout Ohio and Western Pennsylvania. Butler Wick has 23 offices providing full service retail brokerage, capital markets and trust services throughout Ohio, Western Pennsylvania and New York. Additional information on the Company, Home Savings and Butler Wick may be found on the Company’s web site: www.ucfconline.com.
When used in this press release the words or phrases “believes”, “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Company’s market area, that could cause actual results to differ materially from those presently anticipated or projected. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company advises readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.